Exhibit 99.1

TRICO MARINE SERVICES REPORTS 2007 FIRST QUARTER RESULTS – RECORD FIRST QUARTER NET INCOME OF $14.6 MILLION

HOUSTON, May 7, 2007 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the quarter ended March 31, 2007 reporting quarterly net income of $14.6 million or $0.95 per share (diluted) compared with fourth quarter 2006 net income of $16.4 million or $1.07 per share (diluted). Total revenues for the first quarter of 2007 were $62.0 million compared with $66.9 million in the prior quarter.  While lower than fourth quarter 2006 given the seasonality of our business, net income and revenues for the first quarter of 2007 were record first quarter highs for the Company.

Summary Results

(In thousands, except per share data and day rates)
	Three months	Three months
	ended	ended
	March 31, 2007	December 31, 2006
Charter hire revenues	$ 60,667	$ 66,003
Operating income	20,783	24,627
Net income	14,584	16,386
Diluted EPS	$ 0.95	$ 1.07

Day Rates:
Supply / Anchor Handling (North Sea class)	$ 24,466	$ 24,375
Supply Vessels (Gulf class)	9,720	10,580

Utilization:
Supply / Anchor Handling (North Sea class)	92%	96%
Supply Vessels (Gulf class)	70%	66%

First Quarter Results

The market in the North Sea showed continued strength and day rates for the Company’s North Sea class vessels remained robust. However, seasonally harsh weather conditions in the area led to a 4% decline in utilization compared with the immediately preceding quarter.

In the Gulf of Mexico, the market softened during the quarter due to fewer construction projects and a reduction in the number of jack-up rigs in the region. Day rates for the Company’s Gulf class vessels declined 8% but utilization on actively marketed vessels remained constant at 82%.

Direct operating expense increased $2.8 million in the first quarter of 2007 compared with the prior quarter primarily due to an increase in mobilization costs of $3.6 million. The Company incurred $3.4 million to mobilize five vessels to Southeast Asia in the first quarter of 2007.

In April 2007, day rates for North Sea Class vessels averaged $27,010 with utilization of 84% while day rates for our Gulf class supply vessels averaged $9,412 with utilization of 71%, or 83% for all actively marketed vessels.

Trevor Turbidy, Trico’s President and Chief Executive Officer commented, “We are extremely pleased to have achieved the highest first quarter earnings and revenues in our Company’s history.  Day rates in the North Sea remained strong during a quarter which is seasonally our weakest and we expect that day rates will continue to be strong and utilization should improve as the region’s construction season continues to unfold.  While day rates in the Gulf of Mexico region are below the highs achieved in 2006, they remain robust. We are starting to see the supply/demand balance tightening again due to vessels mobilizing from the region and as a result, we have increased our leading edge bid rates for the first time during the most recent two quarters.”

Mr. Turbidy continued, “We remain focused on the continued execution of our growth strategy as well as ongoing operations in our core markets in the North Sea, Gulf of Mexico and West Africa.  In February 2007, we raised $150 million aggregate principal amount from the issuance of senior convertible debentures.  Our strengthened financial position provides us with the financial flexibility to rejuvenate our fleet, expand into growing markets and seek attractive opportunities that allow us to grow our earnings and increase value for all stockholders.”

Conference Call

The Company will conduct a conference call tomorrow morning Tuesday, May 8, 2007 at 8:30 EDT, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (800) 817-4887, access code 3909149, in the United States or (913) 981-4913, access code 3909149, from outside the country.

A telephonic replay of the conference call will be available until May 22, 2007, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112, access code 3909149 (international calls should use (719) 457-0820, access code 3909149).

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa and Southeast Asia (through its partnership).  The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities.  Trico has its principal office in Houston, Texas.

Please visit the Company’s website at http://www.tricomarine.com for additional information.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact info:

Geoff Jones

VP & CFO

(713) 780-9926

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands, except share and per share amounts)

	Three months	Three months
	ended	ended
	March 31, 2007	December 31, 2006
Revenues:
Charter hire	$ 60,667	$ 66,003
Amortization of non-cash deferred revenues	208	613
Other vessel income	1,094	276
Total revenues	61,969	66,892

Operating expenses:
Direct vessel operating expenses and other	31,409	28,629
General and administrative	7,148	7,414
Depreciation and amortization expense	5,466	6,224
Gain on sales of assets	(2,837)	(2)
Total operating expenses	41,186	42,265

Operating income	20,783	24,627

Interest expense	(783)	(123)
Amortization of deferred financing costs	(150)	(35)
Foreign exchange loss	(466)	(1,846)
Interest income	2,718	1,546
Other income (loss), net	(225)	(167)
Income before income taxes and noncontrolling
interest in loss of consolidated subsidiary	21,877	24,002

Income tax expense	8,944	8,796

Income before noncontrolling interest in loss of
consolidated subsidiary	12,933	15,206

Noncontrolling interest in loss of consolidated subsidiary	1,651	1,180

Net income	$ 14,584	$ 16,386

Basic income per common share:
Net income	$ 0.99	$ 1.12
Average common shares outstanding	14,692,560	14,667,556

Diluted income per common share:
Net income	$ 0.95	$ 1.07
Average common shares outstanding	15,282,185	15,274,223

		Three months ended	Three months ended
	Month of	March 31,	December 31,
Average Day Rates:	April 2006	2007	2006
PSV/AHTS (North Sea class)	$ 27,010	$ 24,466	$ 24,375
Supply (Gulf class)	9,412	9,720	10,580
Crew/line handling	5,803	5,373	5,585

Utilization:
PSV/AHTS (North Sea class)	84%	92%	96%
Supply (Gulf class)(1)	71%	70%	66%
Crew/line handling	79%	83%	82%

Average Number of Vessels:
PSV/AHTS (North Sea class)	16.0	16.0	16.0
Supply (Gulf class)	41.0	41.5	44.0
Crew/line handling	7.0	8.0	8.0

(1) Stacked vessels are included in the calculation of utilization. Excluding stacked vessels, our supply vessel utilization was 83% during the one month period ending April 30, 2007, 82% during the three month periods ended March 31, 2007 and 82% during the three month period ending December 31, 2006.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)

	(UNAUDITED)
	March 31,	December 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$ 260,000	$ 114,173
Available for sale securities	29,948	2,475
Restricted cash	3,943	716
Accounts receivable, net	54,275	58,787
Prepaid expenses and other current assets	3,078	4,036
Assets held for sale	2,224	3,048
Total current assets	353,468	183,235

Property and equipment:
Land and buildings	1,999	1,995
Marine vessels	259,582	256,125
Construction-in-progress	18,308	15,876
Transportation and other	3,385	2,328
	283,274	276,324
Less accumulated depreciation and amortization	49,866	44,476
Net property and equipment	233,408	231,848

Restricted cash - noncurrent	8,484	11,842
Other assets	14,683	8,397
Total assets	$ 610,043	$ 435,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$ 1,258	$ 1,258
Accounts payable	9,646	11,055
Accrued expenses	13,465	14,590
Accrued insurance reserve	3,001	3,062
Accrued interest	896	110
Income taxes payable	1,619	2,092
Total current liabilities	29,885	32,167

Long-term debt, including premiums	158,591	8,605
Deferred income taxes	68,813	63,327
Deferred revenues on unfavorable contracts	1,197	1,376
Other liabilities	2,584	2,199
Total liabilities	261,070	107,674

Noncontrolling interest	13,659	15,310

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value	-	-
Common stock, $.01 par value	149	148
Warrants - Series A	1,645	1,646
Warrants - Series B	633	634
Additional paid-in capital	236,194	231,218
Retained earnings	93,264	78,824
Unamortized pension loss, net on income tax of $ 0.3 million	(726)	(708)
Cumulative foreign currency translation adjustment	4,155	576
Total stockholders' equity	335,314	312,338

Total liabilities and stockholders' equity	$ 610,043	$ 435,322

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)

	Three months	Three months
	ended	ended
	March 31, 2007	March 31, 2006

Net income	$ 14,584	$ 12,378
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,580	6,136
Amortization of deferred revenues	(208)	(1,269)
Deferred income taxes	8,115	6,475
Gain on sales of assets	(2,837)	(767)
Provision for doubtful accounts	(19)	150
Stock compensation expense	637	293
Noncontrolling interest in loss of consolidated subsidiary	(1,651)	-
Change in operating assets and liabilities:
Accounts receivable	5,136	(3,243)
Prepaid expenses and other current assets	989	(553)
Accounts payable and accrued expenses	(2,738)	396
Other, net	(1,280)	(258)
Net cash provided by operating activities	26,308	19,738

Cash flows from investing activities:
Purchases of property and equipment	(4,221)	(1,023)
Proceeds from sales of assets	4,533	1,289
Increase in available-for-sale securities	(27,473)	-
Increase in restricted cash	153	(491)
Net cash used in investing activities	(27,008)	(225)

Cash flows from financing activities:
Net proceeds from issuance of common stock	30	117
Proceeds from issuance of debt	150,000	-
Debt issuance cost	(4,804)	-
Repayment of debt	-	(9,621)
Net cash provided by (used in) financing activities	145,226	(9,504)

Effect of exchange rate changes on cash and cash equivalents	1,301	231

Net increase in cash and cash equivalents	145,827	10,240
Cash and cash equivalents at beginning of period	114,173	51,218
Cash and cash equivalents at end of period	$ 260,000	$ 61,458